Exhibit (b)(13)

                  Certificate as to Resolutions of the Board of
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                          KEMPER NEW EUROPE FUND, INC.

         I, Maureen Kane, do hereby certify that I am the Secretary of the Fund listed above (the "Fund") and that, as such, I am authorized to execute this

Certificate on behalf of the Fund. I further certify that the following is a complete and correct copy of resolutions adopted by the Members of the Board of

Directors of the Fund at a meeting duly called, convened and held on March 28,

2001, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.


         RESOLVED, that Article VII, Section 7.1 of the Fund's By-Laws shall be amended to read as follows (additions are underlined and deletions are struck out):

         Section 7.1. Certificates of Stock. No certificates certifying ownership of shares shall be issued except as the Board of Directors may otherwise authorize. In the event that the Board of Directors authorizes the issuance of share certificates, each holder of stock of the Corporation shall be entitled upon specific written request to such person as may be designated by the Corporation, to have a certificate or certificates, in a form approved by the Board, representing the number of shares of the particular class of stock of the Corporation owned by him; provided, however, that certificates for fractional shares will not be delivered in any case. The certificates representing shares of stock shall be signed by or in the name of the Corporation by the Chairman of the Board, President or Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and sealed with the seal of the Corporation. Any or all of the signatures or the seal on the certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate shall be issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still in office at the date of issue.

         FURTHER RESOLVED, that Article VII is hereby amended by adding the following Section 7.6:

         Section 7.6. Discontinuance of Issuance of Certificates. The Board of Directors may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Corporation for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Corporation.

IN WITNESS WHEREOF, I hereunto set my hand this 2nd day of April, 2001.


                                             /s/Maureen Kane
                                             -------------------------

                                             Secretary